Exhibit 5.1
November 28, 2007
Advanced Environmental Recycling Technologies, Inc.
914 N. Jefferson Street
Springdale, Arkansas 72764

Re:	Advanced Environmental Recycling Technologies, Inc.
Registration Statement on Form S-3
Ladies and Gentlemen:
     We have acted as counsel for Advanced Environmental Recycling Technologies, Inc., a Delaware corporation (the “Company”) in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Act”), pursuant to the Company’s registration statement on Form S-3 filed on or about the date hereof (the “Registration Statement”) of an aggregate of up to 16,537,070 shares of the Company’s Class A Common Stock, $0.01 par value (the “Common Stock”), issued or issuable from time to time by the Company as follows:
(i)	up to 7,881,820 Shares (the “Conversion Shares”) issuable upon the conversion of up to 788,182 shares of Series D 8% Convertible Preferred Stock (the “Series D Preferred Stock”) (including up to 30,606 shares of such Series D Preferred Stock issuable in the discretion of the Company as pay-in-kind dividends during the initial two quarters following the initial issuance of the Series D Preferred Stock). Such shares of Series D Preferred Stock were purchased by and issued to(or, in the discretion of the Company , are issuable to, to the extent of the 30,606 pay-in-kind dividend shares noted above) the selling stockholders named in the Registration Statement in conjunction with a Series D Preferred Stock Purchase Agreement of October 29, 2007 entered into by the Company and such selling stockholders;

(ii)	up to 3,787,880 Shares (the “Warrant Shares”) issuable upon the exercise of warrants (the “Warrants”) issued to the selling stockholders pursuant to Warrants issued by the Company to such selling stockholders in conjunction with the Series D Preferred Stock Purchase Agreement of October 29, 2007; and

(iii)	up to 4,867,370 Shares (the “Dividend Shares”) issuable at the discretion of the Company as quarterly pay-in-kind dividend payments accruing through the fifth anniversary of the date of issuance upon the 788,182 shares of Series D Preferred Stock, and issuable to the selling stockholders named in the Registration Statement.
     We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as

Advanced Environmental Recycling Technologies, Inc.
November 28, 2007

we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.
     Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that:
(i)	when issued to the holders of the Series D Preferred Stock in accordance with the terms of the Series D Preferred Stock designation filed on October 29, 2007 as part of the Company’s certificate of incorporation, the Dividend Shares will be duly authorized, validly issued, fully paid and nonassessable;

(ii)	when issued to the holders of the Warrants upon the exercise thereof in accordance with the terms of the respective Warrants (including the payment of the exercise price specified therein), the Warrant Shares will be duly authorized, validly issued, fully paid and nonassessable; and

(iii)	when issued to the holders of Series D Preferred Stock upon conversion of the Series D Preferred Stock in accordance with the terms thereof, the Conversion Shares will be duly authorized, validly issued, fully paid and nonassessable.
     The opinions and other matters in this letter are qualified in their entirety and subject to the following:
We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware Constitution, and the reported judicial decisions interpreting those laws, and we do not express any opinion herein concerning any other law.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters”. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours, /s/ AKIN, GUMP, STRAUSS, HAUER & FELD L.L.P.